Exhibit 99.4

CONSENT OF PAUL J. MASSEY, JR.

I consent to the use of my name as a director nominee in the section “Management” in the Registration Statement to be filed by Phillips Edison–ARC Shopping Center REIT Inc. on Form S-11 and the related Prospectus and any amendments thereto.

Dated: December 3, 2009

/s/ Paul J. Massey, Jr.
Name: Paul J. Massey, Jr.